UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

REDWOOD MORTGAGE INVESTORS VIII, L.P.,

a California Limited Partnership

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On July 21, 2023, Redwood Mortgage Investors VIII, L.P. issued the following press release:

Redwood Mortgage Investors VIII, L.P. Announces Extension of Consent Solicitation Relating to the Proposed Dissolution and Plan of Dissolution

SAN MATEO, Calif., July 21, 2023 – Redwood Mortgage Investors VIII, L.P. (“RMI VIII” or the “Company”) today announced the extension of its solicitation of consents (the “Consent Solicitation”) with respect to the proposed dissolution of the partnership (the “Dissolution”) and the plan for the Dissolution (the “Plan of Dissolution”), as described in the definitive consent solicitation statement filed by the Company with the Securities and Exchange Commission (the “SEC”) on June 6, 2023 (as may be amended or supplemented from time to time, the “Consent Solicitation Statement”).

The expiration date for the Consent Solicitation is being extended from 5:00 p.m. Eastern Time on July 28, 2023 to 5:00 p.m. Eastern Time on September 30, 2023, unless further extended by the general partners of RMI VIII.

Except as described above, all other terms and conditions of the Consent Solicitation as set forth in the Consent Solicitation Statement remain unchanged and in effect. Holders of limited partnership interests who have validly delivered their consents with respect to the Dissolution and Plan of Dissolution do not need to deliver new consents or take any other action in response to this announcement in order to consent to the Dissolution and Plan of Dissolution. Holders of limited partnership interests may withdraw or revoke their consent as to the Dissolution and Plan of Dissolution at any time prior to 5:00 p.m. Eastern Time on September 30, 2023.

As of July 20, 2023 and according to information received by the tabulator, Morrow Sodali, LLC, approximately 34% of holders of limited partnership interests have voted in favor of the proposed Dissolution and Plan of Dissolution.

The general partners of RMI VIII may further extend the deadline for the Consent Solicitation in their sole discretion.

None of the Company, the general partners and the tabulator or any of their respective affiliates is making any recommendation as to whether holders of limited partnership interests should deliver consents in response to the Consent Solicitation. Holders must make their own decisions as to whether to deliver consents. Further, this press release is for informational purposes only. The Consent Solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement.

About RMI VIII

RMI VIII was formed in 1993 to engage in business as a mortgage lender and investor by making and holding-for-investment mortgage loans secured by California real estate, primarily by first and second deeds of trust. The partnership is externally managed by Redwood Mortgage Corp. The general partners of the partnership are Redwood Mortgage Corp. and Michael R. Burwell, the President, Secretary and Treasurer of Redwood Mortgage Corp. and its principal shareholder.

Additional Information and Where to Find It

As noted above, RMI VIII has filed with the SEC the Consent Solicitation Statement with respect to its solicitation of votes for the proposed Dissolution and Plan of Dissolution of RMI VIII. INVESTORS ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY RMI VIII AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CONSENT SOLICITATION. Investors may obtain copies of these documents and other documents filed with the SEC by RMI VIII free of charge through the website maintained by the SEC at www.sec.gov. Copies of the Consent Solicitation Statement and other documents filed by RMI VIII are also available free of charge at Redwood Mortgage Corp.’s website at http://redwoodmortgageinvestors.com under the Closed Offerings tab.

Participants

The general partners of RMI VIII, namely Michael R. Burwell and Redwood Mortgage Corp. and its directors, officers and employees, may be participants in the solicitation of votes with respect to the Consent Solicitation. Information about the general partners’ direct or indirect interests, by security holdings or otherwise, is available in the Consent Solicitation Statement and any amendments or supplements thereto which is available free of charge at the SEC’s website at http://www.sec.gov.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements regarding the Consent Solicitation and the timing thereof. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of RMI VIII and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and RMI VIII undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except as may be required by law. These forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements, including, without limitation, unexpected costs, charges or expenses relating to or resulting from the Dissolution; litigation or adverse judgments relating to the Dissolution; risks relating to the completion of the proposed Dissolution, including the risk that the required holder vote might not be obtained in a timely manner or at all, or other conditions to the completion of the Dissolution not being satisfied; any changes in general economic or industry-specific conditions; and factors generally affecting the business, operations and financial condition of RMI VIII, including the information contained in the Consent Solicitation Statement and in RMI VIII’s Annual Report on Form 10-K for the year ended December 31, 2022, subsequent Quarterly Reports on Form 10-Q and other reports and filings with the SEC.

For further information, please contact:

Tom Burwell, Marketing and Sales Director

650-645-9723

rmi8consentsolicitation@redwoodmortgage.com